NEWS RELEASE

To:	Daily Papers, Trade Press For: Immediate	Company Contacts:
	Financial and Security Analysts Release	Financial:	Lee Ahlstrom	713-624-9548
		Media:	James Bartlett	713-624-9354
	Burlington Resources Web site: www.br-inc.com			BR0531

BURLINGTON RESOURCES ACQUIRES ADDITIONAL INTERESTS
IN BOSSIER TREND PROPERTIES AND PRODUCTION

Houston, Texas, Nov. 15, 2005 — Burlington Resources Inc. (NYSE: BR) today announced that it has reached agreement to acquire substantially all the assets of a privately held company that is a co-owner with Burlington in the prolific Savell Field in the Bossier trend of East Texas. The acquisition will significantly increase Burlington’s production in the field and raise its Bossier trend leaseholdings to approximately 200,000 net acres. Burlington will also gain additional exploratory rights in the area and related proprietary 3-D seismic data, as well as small non-operated interests in the nearby Bald Prairie and Garby fields, which are also part of the Bossier trend. Burlington agreed to pay $400 million for the assets, subject to purchase price adjustments resulting from operations during the fourth quarter of 2005. The proposed transaction has been approved by the boards of directors of both companies and is scheduled to close on Jan. 4, 2006.

Current production from the 26,870 net acres being acquired is approximately 47 million cubic feet of natural gas equivalent per day (MMcfed). The transaction would increase to 100 percent Burlington’s working interests in 16 current producing wells in the Savell Field area and numerous potential offsetting drilling locations.

As of early November, Burlington’s net production in the Savell Field averaged approximately 115 MMcfed, with four drilling rigs at work on new wells. Additionally, Burlington has recently drilled three exploratory discoveries in nearby areas. During 2006 the pace of development in the Savell Field and these new areas is projected to increase.

“We are very pleased to have this opportunity to expand our holdings in such a promising new drilling trend,” said Bobby Shackouls, Burlington’s chairman, president and chief executive officer. “We expect this acquisition to increase our production and offer very favorable economics, particularly since it does not require additional equipment or personnel. It will provide us with greater flexibility to make key field development decisions in the future. And it also illustrates the success we are achieving through our strategy of pursuing tactical acquisitions in our core areas, where we have the advantages of an established producing infrastructure and thorough understanding of local geology, drilling and completion technology and production dynamics.”

Including this transaction, to date during 2005 Burlington has closed or committed to eight acquisitions totaling approximately $755 million. Altogether, these transactions as well as lease purchases will add approximately 550,000 net acres to the company’s development inventory. The new properties are primarily located in the Bossier, Barnett Shale and Cotton Valley trends in Texas, the San Juan Basin in New Mexico and the Ring Border area of Canada, with additional interests acquired in existing producing blocks in Ecuador.

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.